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ARS
      AMERICAN RESIDENTIAL SERVICES, INC.
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FOR IMMEDIATE RELEASE                                 CONTACT:  JENNIFER TWEETON
99-02                                                             (713) 599-9015
                                                             CLAIRE BUCHAN (SVM)
                                                                  (630) 271-2150
                                                              BRUCE DUNCAN (SVM)
                                                                  (630) 271-2187


AMERICAN RESIDENTIAL ANNOUNCES AGREEMENT WITH SERVICEMASTER

(HOUSTON) March 23, 1999 -- American Residential Services, Inc. (NYSE - "ARS") and The ServiceMaster Company (NYSE - "SVM") today jointly announced that they have executed an agreement providing for the acquisition of ARS by ServiceMaster.

Under the agreement, a subsidiary of ServiceMaster will, within five business days, commence a tender offer for all ARS shares of common stock at a price of $5.75 per ARS share net to the seller in cash. Following the cash tender offer and subject to the terms and conditions of the agreement, and subject to stockholder approval, if necessary, the ServiceMaster subsidiary will be merged with ARS and, as a result, ARS will become a wholly owned subsidiary of ServiceMaster.

The transaction is subject to certain conditions, including a minimum of fifty-two percent (52%) of ARS outstanding shares being validly tendered and not withdrawn prior to the expiration of the tender offer, compliance with certain financial and other covenants, no material adverse change having occurred and the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"We are excited to be joining forces with ServiceMaster," stated Thomas Amonett, President and Chief Executive Officer. "By teaming up with ServiceMaster we will have immediate access to resources beneficial to ARS." Mr. Amonett further commented, "ServiceMaster has been recognized by Fortune Magazine as the most admired outsourcing company in America." Mr. Ernie Mrozek, President and Chief Operating Officer of SVM Consumer Services responded, "By bringing ARS into our fold, we can round out our customer service capabilities and expand our commercial service capabilities. In addition, because of the similarities in the nature of our businesses, we see opportunities to capitalize on the synergies resulting from this acquisition."

American Residential Services is engaged principally in providing comprehensive maintenance, repair, replacement and new equipment installation services for heating, air conditioning, plumbing, electrical, indoor air quality systems and major home appliances, primarily in existing homes, homes under construction and commercial buildings.

ServiceMaster serves more than 10.5 million customers in the United States and in 41 countries around the world, with annual customer level revenue exceeding $6.4 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services.
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ServiceMaster Consumer Services now includes eight market-leading companies -
TruGreen-Chemlawn, Terminix, American Home Shield, Rescue Rooter, ServiceMaster Residential and Commercial Services, Merry Maids, AmeriSpec and Furniture Medic
- which operate through the ServiceMaster Quality Service Network of approximately 5,800 U.S. Company-owned locations and franchised businesses.

ServiceMaster Management Services is the leading facilities management company serving health care, education, and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of ARS and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, competition, weather conditions and risks of operations and integration of newly acquired businesses.




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